UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/21/2007

MAINSTREET BANKSHARES INC
(Exact name of registrant as specified in its charter)

Commission File Number:  333-86993

VA	54-1956616
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

730 East Church Street, Suite 30, Martinsville, VA 24112
(Address of principal executive offices, including zip code)

276-632-8054
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) MainStreet BankShares, Inc., ("MainStreet") at a regularly scheduled board meeting on February 21, 2007, approved the nomination of William L. Cooper, III to serve as a director of MainStreet. MainStreet is the holding company for Franklin Community Bank, N.A. ("Franklin Bank"") and MainStreet RealEstate, Inc. Mr. Cooper is very active in the community in the trade area of Franklin Bank. He is currently the President of Cooper Wood Products, Inc. and Cooper Classics, Inc., both in Rocky Mount, Virginia. He is a past director of the BB&T Corporate Virginia State Board. Currently, Mr. Cooper has not been added as a member to any board committees. Mr. Cooper has some banking relationships with Franklin Bank. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and security for loans, as those prevailing at the time in comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. Mr. Cooper will receive director fees in accordance with MainStreet"s director fee payments. His current ownership, including shares where he is custodian for his children, is 1,100 shares.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAINSTREET BANKSHARES INC

Date: February 23, 2007	By:	/s/ Larry A. Heaton
Larry A. Heaton
President and Chief Executive Officer

MAINSTREET BANKSHARES INC

Date: February 23, 2007	By:	/s/ Brenda H. Smith
Brenda H. Smith
Executive Vice President/Chief Financial Officer/Corporate Secretary